Exhibit 99.1


                       SIMTEK ANNOUNCES THE SALE OF Q-DOT

     o Asset sale is all cash transaction
     o Will provide working capital to support growth
     o Enhanced focus on mainstream nvSRAM products

COLORADO SPRINGS, Colorado- August 30, 2005, - Simtek Corporation (OTC Bulletin
Board: SRAM ), the inventor, pioneer, and world's leading supplier of advanced nonvolatile static random access memory (nvSRAM) products, today announced that it has completed the sale of the assets of its Q-Dot, Inc. subsidiary, to Hittite Microwave Corporation (NASDAQ:HITT) for $2.2 million in cash.

"The sale of Q-Dot comes at a time when the Company is building momentum based on design wins for our 1 megabit nvSRAM from customers worldwide. We are aggressively enhancing our focus on our flagship product family and on our joint development agreement with Cypress Semiconductor (NYSE:CY). This strategic transaction will provide funding to support both," stated Harold A. Blomquist, Chairman and CEO of Simtek, Corp.

Blomquist also stated, "Q-Dot has been a long-time extension to Simtek's design engineering community but with limited connection to the company's core memory business. With the goal of maximizing shareholder value we have placed Q-Dot with an exciting newly listed public company."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could


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cause actual results to differ materially. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC).

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com

Company Contact for Simtek:
Brian Alleman
information@simtek.com